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                                   Exhibit (8)

                               CUSTODIAN AGREEMENT

         THIS CUSTODIAN AGREEMENT is made effective as of April 30, 1997, between CADRE NETWORK HEALTH FINANCIAL SERVICES TRUST, a California trust (the "Trust"), on behalf of its portfolio known as Cadre Network Health Financial Services Liquid Asset Fund (the "Fund"), and FIRST TRUST NATIONAL ASSOCIATION, a national banking association (the "Custodian").

                  The Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), authorized to establish several series of portfolios, each having its own investment policies, the first of which is the Fund; and

                  The Trust has appointed CADRE FINANCIAL SERVICES, INC. as investment advisor and manager, transfer, dividend disbursing agent and shareholder servicing agent for the Fund; and

                  The Trust desires to retain the Custodian to hold and administer the Fund's securities, cash and other assets ("Property") pursuant to the terms of this Agreement, as it way be amended from time to time, and the Custodian desires to provide such services to the Trust and the Fund.

         In consideration of the mutual agreements contained herein, the Trust and the Custodian agree as follows:


                                    SECTION 1
                             EMPLOYMENT OF CUSTODIAN

         The Trust hereby employs Custodian as the custodian of the Fund's Property. The Trust agrees to deliver to Custodian all Securities owned by the Fund, and all payments of income, payments of principal or capital distributions received by it from time to time with respect to all such Securities, and the cash consideration received by it for such shares of the Fund ("Shares") as may be issued or sold from time to time. Custodian shall not be responsible for any Property of the Fund held or received by the Trust or the Fund and not delivered to Custodian.

         Upon receipt of Written Orders, Custodian shall from time to time employ one or more sub-custodians, but only in accordance with an applicable vote by the Board of Trustees of the Trust, and provided that Custodian shall have no more or less responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so employed than such sub-custodian has to Custodian.

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                                    SECTION 2
                                   DEFINITIONS

         As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

         "Government Issues" means securities issued or guaranteed by the United States, its agencies or instrumentalities.

         "Investment Advisor" means Cadre Financial Services, Inc. or any successor investment advisor appointed by the Trust; provided, however, that Trust shall notify the Custodian of the identity of any successor investment advisor pursuant to a Written Order, and the Custodian shall be entitled to rely on the directions of any appointed investment advisor until notified of the investment advisor's removal pursuant to a Written Order from the Trust.

         "Money Market Instruments" means instruments generally identified as money market instruments, including but not limited to bankers' acceptances, certificates of deposit, fixed time deposits and letters of credit issued by banks and savings institutions, and commercial paper issued by corporations.

         "Receipt of Payment by Custodian," or words to that effect, means either the receipt of (a) a certified or official bank check, (b) a written or telegraphic advice from a bank, registered clearing agency or a Federal Reserve Bank that funds have been or will be credited to the account of Custodian at either the registered clearing agency or the Federal Reserve Bank, or (c) a bank wire from a correspondent bank of Custodian.

         "Receipt of Securities by Custodian," or words to that effect, means the receipt by Custodian of (a) Securities in bearer from or in proper form for transfer or (b) a written or telegraphic advice from a registered clearing agency or a Federal Reserve Bank that Securities have been credited to the account of Custodian at either the registered clearing agency or the Federal Reserve Bank.

         "Securities" means Government Issues, money market instruments, stocks, shares, bonds, debentures, notes, mortgages, or other obligations and any certificates, receipts, book credit advices, warrants, or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

         "Written Order" means a request, direction or certification from the Trust or the Investment Advisor reasonably believed by the Custodian to have been signed in the name of the Trust or the Investment Advisor by a person authorized and certified as provided in this Section 2 or in Section 3. As directed by the Investment Advisor or the Trust, Written Orders may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Advisor and Custodian are satisfied that such procedures


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afford adequate safeguards for the Fund's assets. The Investment Advisor shall certify to the Custodian the names and signatures of those persons authorized to sign Written Orders on behalf of the Investment Advisor and the Custodian shall be entitled to rely on such identity until notified otherwise in writing by the Investment Advisor.

         Notwithstanding any provision to the contrary hereunder, no person may sign or countersign a Written Order if it would make any portion of the Fund payable to him or her individually, or if the sums to be paid thereby are, according to the tenor of such instrument, to be deposited to his or her individual account, or if any Property deliverable pursuant thereto is to be delivered to him or her individually or to his or her account.

                                    SECTION 3
              NAMES, TITLES AND SIGNATURES OF THE TRUST'S OFFICERS

         An officer of the Trust shall certify to Custodian the names and signatures of those persons authorized to sign the Written Orders on behalf of the Trust and the names of the members of the Board of Trustees, together with any changes which may occur from time to time.

                                    SECTION 4
                        DISBURSEMENT AND RECEIPT OF MONEY

         Section 4.1. Custodian shall open and maintain a separate account or accounts with Custodian in the name of the Fund, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement. Custodian shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund. The Custodian shall not permit any Trustee, officer, employee or agent of the Trust or the Fund to withdraw any Securities or other investments upon his or her mere receipt.

         Section 4.2. Custodian shall make payments of cash to, or for the account of, the Fund from such cash only (a) for the purchase of Securities for the Fund upon the Receipt of such Securities by Custodian, (b) for the purchase or redemption of Shares, including but not limited to honoring redemption checks or drafts drawn by the Fund's shareholders or their agents, settled through the banking system in the usual and customary manner, (c) for the payment of interest, dividends, taxes, management or supervisory fees or operating expenses (including, without limitation thereto, fees for legal, accounting and auditing services), (d) for the payments in connection with the conversion, exchange, exercise of an option contract or surrender of Securities owned or subscribed to by the Fund held by or to be delivered to the Custodian, (e) for payments in connection with the return of Securities loaned by the Fund or the reduction of cash collateral held by Custodian, or (f) for other proper purposes.

         Section 4.3. Before making any payment the Custodian shall receive and may rely only upon a Written Order directing such payment and stating that it is for such a purpose permitted under Section 4.2 and, in respect of clause (f) thereof, a copy of a resolution of the


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Board of Trustees or of the Executive Committee of the Board of Trustees of the
Trust signed by an officer of the Trust and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is made.

         Section 4.4. Custodian is hereby authorized to endorse and collect all checks, drafts, or other orders for the payment of money received by Custodian for the account of the Fund, and to receive payments and receipts for requested additional collateral in connection with Securities of the Fund on loan.

                                    SECTION 5
                             SEGREGATION OF PROPERTY

         Custodian shall hold in a separate account, and segregate at all times from those of any other persons, firms or corporations, pursuant to the provisions hereof, all Property received by it from or for the account of the Fund unless deposited by the Custodian to its account with a registered clearing agency, a Federal Reserve Bank pursuant to Section 9 or a sub-custodian previously approved by a Written Order. The Custodian may hold securities of the Fund in the name of a nominee or nominees or in registered or bearer form. Custodian shall upon receipt of a Written Order establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and Securities, including Securities maintained in an account by Custodian pursuant to Section 8, (i) in accordance with the provisions of any agreement among the Trust, Custodian and a broker-dealer registered under the Exchange Act and a member of the NASO (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Trust, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund,
(iii) for the purposes of compliance by the Fund with the procedures required by 1940 Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies, and (iv) for other proper purposes, but only, in the case of clause (iv), upon receipt of, in addition to a Written Order, a certified copy of a resolution of the Board of Trustees signed by an officer of the Trust and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper purposes.

         All such Property is to be held or disposed of by Custodian for, and subject at all times to the instructions of, the Trust pursuant to the terms of this Agreement. Custodian shall have no power or authority to assign, hypothecate, pledge, or otherwise dispose of any Property except as set forth in this Agreement. Notwithstanding the above, unless otherwise


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directed by a Written Order, Custodian shall simultaneously with the payment to a registered clearing agency or a Federal Reserve Bank for the receipt of Securities by Custodian, direct such agency or Federal Reserve Bank to deliver such Securities to or for the account of Custodian.

                                    SECTION 6
                                  BANK ACCOUNTS

         The Custodian is authorized to open and maintain bank accounts in the name of the Fund on the Custodian's books, including without limitation, deposit accounts and specifically zero balance accounts. These accounts will be utilized in order to provide what are commonly referred to as cash management services to the Fund. The cash management services for each Portfolio will be provided by the Custodian's affiliate, First Bank, in accordance with the terms and conditions set forth in applicable cash management agreements (collectively referred to as the "Cash Management Agreements").

                                    SECTION 7
                TRANSFER, EXCHANGE, DELIVERY, ETC. OF SECURITIES

         Section 7.1. Custodian agrees to transfer, exchange or deliver any Securities of the Trust held by Custodian hereunder only (a) for sales of such Securities for the account of the Trust upon Receipt of Payment by Custodian therefor, (b) to the issuer thereof, or its agents, when such Securities are called, redeemed or retired or otherwise become payable, provided that in any such case the cash or other consideration is to be delivered to the Custodian,
(c) in exchange for or upon conversion into other Securities alone or other Securities and cash whether pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment, or otherwise of the Securities of the issuer of such Securities, provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian, (d) upon exercise of subscription, purchase or other similar rights represented by such Securities, provided that, in any such case the new Securities are to be delivered to the Custodian, (e) for the purpose of exchanging interim receipts or temporary Securities for definitive Securities, (f) for loans of Securities by the Fund, but only against receipt of adequate collateral as agreed upon from time to time by Custodian and the Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which collateral is to be credited to Custodian's account in the book-entry system authorized by the U.S. Department of the Treasury, Custodian will not be held liable or responsible for the delivery of Securities owned by the Fund prior to the receipt of such collateral, (g) for the purpose of redeeming in kind Shares of the Fund, provided that, in any such case the cash or other consideration is to be delivered to the Custodian, or (h) for other proper purposes.

         Section 7.2. Before making any such transfer, exchange or delivery of Securities for a purpose permitted under the terms of Section 7.1, Custodian shall receive and may rely upon a Written Order requesting such transfer, exchange or delivery and stating that it is for such a


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purpose permitted under Section 7.1 and, in respect of clause (h) thereof, a copy of a resolution of the Board of Trustees or of the Executive Committee of the Board of Trustees of the Trust signed by an officer of the Trust and certified by its Secretary or an Assistant Secretary, specifying the Securities, setting forth the purpose for which such payment, transfer, exchange or delivery is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such transfer, exchange or delivery of such Securities shall be made.

                                    SECTION 8
                      CUSTODIAN'S ACTS WITHOUT INSTRUCTION

         Unless and until Custodian receives a Written Order to the contrary, Custodian shall: (a) present on a timely basis all Securities for redemption when called, redeemed, retired or otherwise become payable; (b) endorse for collection, in the name of the Fund, checks, drafts and other negotiable payments and present for payment on a timely basis all coupons and other income items held by it for the account of the Fund which call for payment upon presentation and hold cash received by it upon such payment for the account of the Fund and sweep such idle cash balances into an overnight investment fund to the extent permitted by the 1940 Act; (c) collect on a timely basis interest and cash dividends, with notice to the Fund, for the account of the Fund; (d) collect on a timely basis all other income and payments with respect to the Securities held hereunder to which the Fund shall be entitled either by law or by custom in the securities business; (e) hold for the Custodial account of the Fund hereunder all stock dividends, rights and similar Securities issued with respect to any Securities held by it hereunder; (f) execute as agent on behalf of the Fund all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or for any other federal tax purposes, or under the laws of any state now or hereafter in effect, inserting the Fund's name on such certificates as the owner of the Securities covered thereby, to the extent it may lawfully do so; (g) surrender Securities in temporary form for Securities in definitive form; (h) make payments to itself or others for minor expenses of handling Securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Trust; and (i) in general. attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the Securities of the Trust except as otherwise directed by the Board of Trustees of the Trust.

         With respect to clauses (a) through (e) above, the Custodian shall credit the account of the Fund on the payable or effective date unless a particular issue has a history of delayed payment by the issuer, in which case the Custodian shall credit the account on the date of Receipt of Payment by Custodian. Custodian shall be under no obligation or duty to take action to effect collection of any amount if the Property upon which such payment is due is in default, or if payment is refused after due demand and presentation. Custodian shall have no responsibility to notify the Trust or the Investment Advisor in the event of such default, but if Custodian receives notice of default or refusal to pay from an issuer or transfer agent, Custodian shall so advise the Investment Advisor.


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         Any credits to the account of the Fund made on the payable or effective date shall be conditional upon actual receipt by the Custodian of final payment and may be reversed any time prior to the date of Receipt of Payment by the Custodian. The Custodian may, in its sole discretion and from time to time, permit a Portfolio to use funds so credited to its account in anticipation of Receipt of Payment. Any such funds shall be repayable immediately upon demand made by the Custodian at any time prior to Receipt of Payment by the Custodian.

                                    SECTION 9
                           REGISTRATION OF SECURITIES

         Section 9.1. Except as otherwise directed by a Written Order, Custodian shall register all Securities, except such as are in bearer form, in the name of a registered nominee of Custodian as defined in the Internal Revenue Code and any regulations of the Treasury Department issued thereunder, unless the Trust has authorized in writing the appointing of a nominee to be used in common with other registered investment companies having the same investment adviser as the Trust and shall execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state. All Securities accepted by Custodian on behalf of the Trust pursuant to this Agreement shall be in "street name" or other good delivery form. Securities held by Custodian hereunder shall be at all times identifiable in its records.

         Section 9.2. The Fund shall from time to time furnish to Custodian appropriate instruments to enable Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any Securities which it may hold for the account of the Fund and which may from time to time be registered in the name of the Fund.

                                   SECTION 10
                DEPOSITS OF SECURITIES IN SECURITIES DEPOSITORIES

         Subject to and in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, Custodian may deposit all or any part of the securities owned by the Fund in (1) a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934 ("clearing agency") which acts as a securities depository, and/or (2) the book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 C.F.R. 306, Subpart B of 31 C.F.R. Part 350, and the book-entry regulations of federal agencies substantially in the form of Subpart O. For the purpose herein, a "securities depository" is a system for the central handling of securities where all securities of any particular class or series of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the securities. Any deposits made by Custodian of the Trust's Securities in a clearing agency which acts as a securities depository or the book-entry system, or both, shall be under an arrangement that contains the following elements:


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         (a) Custodian may deposit the Securities directly or through one or more agents which are also qualified to act as custodians for investment companies.

         (b) Upon request, Custodian, or its agent which deposits the Securities, shall promptly send to the Trust reports it receives from the Federal Reserve Bank on its system of internal accounting control. Custodian and all the agents through which the Securities are deposited shall send to the Trust such reports on their own systems of internal accounting control as the Trust may reasonably request from time to time.

         (c) The underlying agreement between Custodian and the clearing agency, or the agreements between Custodian and its agent and the agreement of said agent and the clearing agency, and any amendments thereto, shall be submitted to the Fund for its review and approval prior to Custodian making any deposits of the Fund's Securities with such clearing agencies.

                                   SECTION 11
                             VOTING AND OTHER ACTION

         Neither Custodian nor any nominee of Custodian shall vote any of the Securities held hereunder by or for the account of the Fund, except in accordance with the instructions contained in a Written Order. Custodian shall promptly deliver, or cause to be executed and delivered, to the Trust or such other entity(ies) designated by Investment Advisor or the Trust, all notices proxies and proxy soliciting materials with relation to such Securities (if registered otherwise than in the name of the Trust), but without indicating the manner in which such proxies are to be voted. Custodian shall also promptly deliver to the Investment Advisor all other communications it may receive with respect to the Securities held by it hereunder.

                                   SECTION 12
              COMMUNICATIONS RELATING TO TRUST PORTFOLIO SECURITIES

         Custodian shall transmit promptly to the Investment Advisor all written information relating to the Fund's Securities (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Trust and the maturity of futures from issuers of the Securities being held for the Fund). With respect to capital changes or reorganizations the Custodian shall transmit promptly to the Investment Advisor all information received or reasonably available from industry sources, depositories, and issuers or their agents which requires an action by the Trust or its Investment Advisor. If the Trust desires to take action with respect to any tender offer, exchange offer of any other similar transactions, the Trust or its Investment Advisor at least three business days prior to the date on which action is required to be taken shall notify the Custodian of the action to be taken. The Custodian shall have no liability for or responsibility to respond to the Trust's instructions with regard to tender offers, exchange offers or similar transaction received upon less than three business days' notice.


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                                   SECTION 13
                      TRANSFER TAX AND OTHER DISBURSEMENTS

         Section 13.1. The Trust shall pay or reimburse Custodian from time to time for any transfer taxes payable upon transfers for Securities made hereunder, and for all other necessary and proper disbursements and out-of-pocket expenses made or incurred by Custodian in the performance of this Agreement acting upon a Written Order.

         Section 13.2. Custodian shall execute and deliver such certificates in connection with Securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any regulations of the Treasury Department issued thereunder, or under the laws of any state, to exempt from taxation any exemptible transfer and/or deliveries of any such Securities.

                                   SECTION 14
                              CONCERNING CUSTODIAN

         Section 14.1. Custodian shall be paid as compensation for its services pursuant to this Agreement such compensation as provided for in the Fee Schedule attached hereto as Exhibit A. This fee schedule may be modified or amended only by mutual agreement of the parties hereto in writing.

         Section 14.2. Custodian shall not be liable for any action taken in good faith and with reasonable care, in accordance with this Agreement, upon any Written Order from the Trust or certified copy of any resolution of the Board of Trustees or of the Executive Committee of the Board of Trustees and may rely on the genuineness of any such document which it may in good faith believe to have been validly executed.

         Section 14.3. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement and shall be liable for its own and its nominees' negligent or bad faith acts or failures to act or willful misconduct.

         The Fund shall indemnify and hold harmless the Custodian from and against any loss, damage, taxes, charges, expenses, assessments, claims and liabilities (including counsel fees) suffered or incurred by it or its nominee resulting or arising from its performance in accordance with the terms of this Agreement and from any action or omission to act of the Trust, its Investment Advisor, any transfer, dividend disbursing or shareholder servicing agent of the Trust or the Fund, administrator, or other agent, employee or independent contractor of the Trust in connection with the performance of this Agreement, except such as may arise from the Custodian's or its nominee's own negligence, willful misconduct or bad faith acts or failures to act.

         In addition, Custodian shall not be liable for any loss of data or any delay in its performance under this Agreement to the extent such loss or delay is due to causes beyond its


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control, including but not limited to: acts of God, interruption in, loss of or malfunction in power, significant computer hardware or systems software or telephone communication service; acts of civil or military authority; sabotage; war or civil commotion; fire; explosion; or strike except for minimum critical activities. Custodian shall use its best efforts to take all practical steps to minimizes any such loss or delay and to replace any lost data promptly. Custodian agrees not to discriminate against the Trust in favor of any other customer of Custodian in making computer time and its personnel available to input and process the transactions hereunder when a loss or delay occurs.

         Section 14.4. The Custodian will create, maintain, preserve for the specified periods and make available upon request all records relating to its activities and obligations under this Agreement as such will meet the obligations of the Trust under the 1940 Act, including records required by Rule 31a-1 of the General Rules and Regulations under the 1940 Act and under other applicable federal and state tax laws and any other law or administrative rules or procedures which may be applicable to the Trust. All such records shall be the property of the Trust and shall at all times during the regular business hours of Custodian be open for inspection by duly authorized officers, employees or agents of the Trust and employees and agents of the Securities and Exchange Commission.

         Section 14.5. Custodian shall take all reasonable action, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust's independent accountant with respect to its activities hereunder in connection with the preparation by the Trust of the Trust's Form N-lA, and Form N-SAR or other annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

         Section 14.6. Custodian shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a securities depository, relating to the services provided by Custodian under this Agreement: such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and if there are no such inadequacies, the reports shall so state.


         Section 14.7. The Trust and the Custodian acknowledge that, except to the extent set forth in any separate instrument signed by the parties with respect to this Agreement, Custodian's duties hereunder do not include any discretionary authority, control or responsibility with respect to the management or disposition of any Property; that Custodian has no authority or responsibility to render investment advice with respect to any Property; and that Custodian is not a fiduciary with respect to the Trust. Custodian shall have no duty or responsibility to monitor or otherwise investigate the actions or omissions of the Trust or the Investment Advisor.


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                                   SECTION 15
                              REPORTS BY CUSTODIAN

         Custodian shall furnish the Trust at the end of every month with a list of the Property and a statement of all transactions and entries for the month then ended. Custodian shall furnish the Trust, at the close of each of the Fund's fiscal years, with a list of the Property held by it for the Fund hereunder certified by a duly authorized officer of the Custodian. The books and records of Custodian pertaining to its actions under this Agreement, including reports reflecting individual security transactions, shall be open to inspection and audit at reasonable times by officers of and auditors employed by the Trust.

         Custodian shall include in its regular account statements the market value of Property held for the Trust. Market valuations are provided for informational purposes only. Custodian shall have the right to rely upon pricing information received from pricing services or other pricing sources which it deems reliable, and shall not be liable to the Trust for incorrect prices or valuations received from such services or sources.

                                   SECTION 16
                              SECURITY FOR PAYMENT

         In order to secure payment of all fees and expenses payable to the Custodian hereunder, including but not limited to any amounts payable under the Trust's indemnity obligations set forth in this Agreement or in any of the Cash Management Agreements, the Trust, on behalf of the Fund, hereby grants the Custodian a right of setoff against any account established in the name of the Fund and all Property held therein, including all amounts held in the custody account and the various cash management accounts. If the Trust, on behalf of the Fund, fails to promptly pay any amounts owed under this Agreement, the Custodian shall be entitled to apply such cash or to dispose of such other Property held for the benefit of such Portfolio as is necessary to discharge the obligations of that Portfolio.

         If any advance of funds is made by Custodian on behalf of the Trust to purchase, or to take payment on or against delivery of securities or there shall arise for whatever reason an overdraft in the Trust's account, the Trust agrees to repay Custodian on demand the amount of the advance, overdraft or other indebtedness, reserve requirements and accrued interest at a rate per annum equal to the Federal Funds effective rate in effect from time to time (based on a 360-day year for the actual number of days involved). To secure such payment obligations, the Trust does hereby grant to Custodian a security interest in all Property held in for the Trust from time to time.

                                   SECTION 17
                         REPRESENTATIONS AND WARRANTIES

         Section 17.1. The Trust hereby represents and warrants that (i) the Trust is duly organized under the laws of its jurisdiction of organization and is registered as an open-end


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management investment company under the 1940 Act and (ii) the execution, delivery and performance of this Agreement and the Cash Management Agreements
(a) are within its power, (b) have been duly authorized by all necessary action,
(c) will not contribute to or result in a breach or default under or conflict with any existing law, order, regulation or ruling or any governmental or regulatory agency or authority, and (d) will not violate any provision of the Trust's Declaration of Trust or other organizational document, or bylaws, or any amendment thereof, or any provision of its current prospectus or statement of additional information. These representations and warranties shall be continuing and shall survive the termination of this Agreement.

         Section 17.2. Custodian hereby represents and warrants that (i) it is a duly organized and existing national banking association and (ii) the execution, delivery and performance of this Agreement (a) are within its power, (b) have been duly authorized by all necessary action, (c) will not contribute to or result in the breach or default under or conflict with any existing law, order, regulation or ruling of any governmental or regulatory agency or authority, and
(d) will not violate any provision of the Custodian's organizational documents, bylaws, or any amendment thereof. These representations and warranties shall be continuing and shall survive the termination of this Agreement.

                                   SECTION 18
                            TERMINATION OR ASSIGNMENT

         Section 18.1. This Agreement may be amended only by mutual agreement of the parties hereto in writing.

         Section 18.2. This Agreement may be terminated by the Trust or by Custodian, on sixty (60) days' notice given in writing and sent by registered mail to the Custodian or to the Trust at the address specified in Section 19.1 or 19.2, as the case may be; provided, however, that the Trust may at any time by action of its Board of Trustees immediately terminate this Agreement in the event of the appointment of a conservator or receiver for Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon any termination of this Agreement, pending appointment of a successor to Custodian or a vote of the shareholders of the Fund to dissolve or to function without a custodian of its Property, Custodian shall not deliver Property of the Trust to the Trust, but may deliver it to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by Its last published report of not less than One Hundred Million Dollars ($1OO,000,000) as a custodian for the Fund to be held under terms similar to those of this Agreement: provided however, that Custodian shall not be required to make any such delivery or payment until full payment shall have been made by the Trust of all liabilities constituting a charge on or against the Property then held by Custodian or on or against Custodian, and until full payment shall have been made to Custodian for all its fees, compensation, costs and expenses, subject to the provisions of Section 14. If a successor custodian shall be appointed by the Board of Trustees of the Trust, Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all Property then held by it hereunder and shall transfer to an account of the successor custodian-ill of the Trust's Property held in Securities Depositories pursuant to Section 10.

         Section 18.3. This Agreement may not be assigned by Custodian without the consent of the Trust authorized or approved by a resolution of its Board of Trustees unless such transfer shall be pursuant to operation of law.

                                   SECTION 19
                                  MISCELLANEOUS

         Section 19.1. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and mailed or delivered to it at its office at:

         First Trust National Association
         Pioneer Building, 6th Floor
         336 North Robert Street
         St. Paul, Minnesota  55164

or at such other place as Custodian may from time to time designate in writing.

         Section 19.2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust, shall be sufficiently given if addressed to the Trust and mailed or delivered to it at its office at:

         Hospital Council of Northern and Central California
         7901 Stoneridge Drive, Suite 500
         Pleasanton, California 94588
         Attention: William K. Piche

with copy to:

         Cadre Financial Services, Inc.
         905 Marconi Avenue
         Ronkonkoma, New York 11779

or at such other place as the Trust may from time to time designate in writing.

         Section 19.3. This Agreement shall be construed in accordance with the laws of the State of New York.

         Section 19.4. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute only one instrument.

         Section 19.5. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, officers, employees or agents of the Trust or of the Shareholders of the Fund; provided, however, that this provision shall not be construed as limiting the Custodian's recourse to any property of the Fund.

         Section 19.6. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and terminates, as of the date hereof, all prior agreements between the Trust and Custodian relating to the activity of the Fund's assets.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

         Executed in several counterparts, each of which is an original.

                                        CADRE NETWORK HEALTH
                                        FINANCIAL SERVICES TRUST



                                        By: /s/ Jay Hudson
                                           -------------------------------------
                                        Name: Jay Hudson
                                              ----------------------------------
                                        Title: Chairman
                                              ----------------------------------


                                        FIRST TRUST NATIONAL ASSOCIATION



                                        By: /s/ Alice Weibye
                                           -------------------------------------
                                        Name: Alice Weibye
                                              ----------------------------------
                                        Title: Vice President
                                              ----------------------------------

                                   EXHIBIT A

                                  FEE SCHEDULE

                      FIRST BANK CASH MANAGEMENT SERVICES

CASH MANAGEMENT SERVICES                        PER ITEM CHARGE

Wire xfer customer maintenance                          $8.000
Wire in without phone                                   $5.000
Wire in with phone                                     $12.000
CMT - monthly fixed charge                             $65.000
CMT out non-repetitive                                  $4.500
Wire out CMT repeat                                     $3.500
Internal wire debit                                     $5.000
Internal wire credit                                    $3.000
  WIRE TRANSFERS

Control Disbursement Accounts - 1st                   $175.000
Control Disbursement Accounts - Remaining              $20.000
Checks Presented - 1 - 9,999                            $0.100
Checks Presented - 10,000 - 24,999                      $0.090
Checks Presented - 25,000 - 74,999                      $0.080
Checks Presented - 75,000 and greater                   $0.075
Cash Fax CD Sum                                        $75.000
Cash Fax CD Sum                                         $7.500
Terminal Connect                                        $0.700
  CONTROL DISBURSEMENT

Two day ACH item                                        $0.040
One day ACH item                                        $0.050
ACH received item                                       $0.150
Process run                                            $10.000
On us items                                             $0.030
Received government items                               $0.150
Add, delete, change, reversal                          $15.000
ACH returns                                             $5.000
  ACH SERVICE

FIRST BANK CASH MANAGEMENT SERVICES

CASH MANAGEMENT SERVICES                        PER ITEM CHARGE

ARP Partial Fixed                                      $30.000
ARP Full Basic                                          $0.080
ARP Partial Basic                                       $0.065
ARP Partial Sorting                                     $0.100
Check Sorting                                           $0.030
ARP Audit Journal                                       $0.000
ARP Tape or Floppy Output                              $30.000
Check Sort Fixed                                       $20.000
ARP Full Fixed                                         $35.000
Deposit Recon Items                                     $0.060
Additional Recons                                       $0.000
Deposit recon fixed                                    $35.000
Range Accounts                                          $0.000
  ACCOUNT RECONCILEMENT SERVICES

Cashfax Plus BR summary                                $40.000
Cashfax plus BR tran                                   $40.000
Cashfax Plus IR summary                                $50.000
Cashfax Plus IR tran                                   $50.000
Cashfax Plus ZBA report                                 $0.273
Cashfax Plus history                                   $20.000
Cashfax Plus term connect                               $0.700
Fastline inquiry                                        $0.000
  INFORMATION REPORTING

CCS reporting logon                                     $1.250
CCS input variable cost                                 $1.250
CCS voice input                                         $0.750
CCS reports - mailed                                   $40.000
CCS/ATS location setup                                  $1.500
CCS location maintenance                                $1.000
CCS reporting variable charges                          $1.100
  CASH CONCENTRATION


Credit Formula - Credit Dollar Amount X 90% X Federal Funds Rate/360 Days

Compensation Formula: Overdraft Dollar Amount X FNB Ref Rate Less One
                      percent/360 Days

FIRST TRUST CUSTODIAL SERVICES FEE SCHEDULE

CUSTODIAL SERVICES                                              CHARGE

Annual Administration Per Account - Marked to Market            $7,200.00
Annual Administration Per account - Non-valued                  $1,500.00
Market Value - Basis Point                                        1/3 B.P.
ADMINISTRATION CHARGES

DTC Book Entry Trade Transaction                                   $10.00
Fed Book Entry Trade Transaction                                   $10.00
Physical Trade Transaction                                         $25.00
TRANSACTION CHARGES

Compensation Formula: Overdraft Dollar Amount X FNB Ref Rate Less one
                      Percent/360 Days






                                     Page 1